abrdn ETFs 485BPOS

Exhibit 99.(h)(13)

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT (together with any schedules, exhibits or other attachments hereto, and as it may be amended, restated or otherwise modified from time to time, this “Agreement”), is made and entered into as of July 14, 2023 by and between abrdn ETFs Advisors, LLC (the “Adviser”) and Vident Advisory, LLC (the “Sub-Adviser”), with respect to each portfolio listed on Schedule A to this Agreement (each, a “Portfolio” and collectively, the “Portfolios”). Capitalized terms not otherwise defined herein have the meanings specified in the Memorandum and Articles of Association of each Portfolio (as amended, restated or otherwise modified from time to time, the “Articles”).

WHEREAS, each Portfolio has been organized as a wholly-owned subsidiary of a corresponding registered fund as set forth in Schedule A hereto (each, a “Fund”), each a series of abrdn ETFs, a statutory trust organized under the laws of the State of Delaware, USA (the “Trust”), in order to effect certain investments that are consistent with the Fund’s investment objectives and policies specified in its prospectus and statement of additional information (together, and as each may be amended, restated or otherwise modified from time to time, the “Prospectus”); and

WHEREAS, each Portfolio has not been registered and does not intend to register under the Investment Company Act of 1940 (the “1940 Act”) and the shares (“Shares”) issued by each Portfolio have not been registered under the Securities Act of 1933 (“1933 Act”), and are being issued pursuant to an exemption therefrom; and

WHEREAS, the Adviser is registered as an investment adviser under the U.S. Investment Advisers Act of 1940 (the “Advisers Act”) and has entered into an Investment Advisory Agreement, as amended (the “Trust Advisory Agreement”), whereby the Trust has appointed the Adviser to serve as the investment adviser to each Fund; and

WHEREAS, the Adviser has entered into an investment advisory agreement with each Portfolio (each, a “Portfolio Advisory Agreement”) and has the authority, under each Portfolio Advisory Agreement, to select sub-advisers for each Portfolio; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and has entered into a Sub- Advisory Agreement, as amended (the “Trust Sub-Advisory Agreement”), whereby the Adviser has appointed the Sub-Adviser to serve as the sub-adviser to each Fund; and

WHEREAS, the Board of Directors of each Portfolio (the “Board”) and the Adviser wish to retain the Sub-Adviser to render investment advisory services to each Portfolio, and the Sub-Adviser is willing to furnish such services to each Portfolio;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Adviser and the Sub- Adviser hereby agree as follows:

1.	Services to be Provided by the Sub-Adviser

The Sub-Adviser, subject to oversight of the Adviser and the Board, and in accordance with the terms and conditions of this Agreement, shall provide to the Portfolio investment advisory and investment management services on an ongoing basis. The Portfolio seeks to provide exposure to the investment returns of certain commodities and/or the commodities markets generally (“Investment Objective”). In connection with seeking to achieve the Investment Objective, the Sub-Adviser may invest in commodity-linked derivative investments, including, but not limited to, futures and options on futures, swap agreements, commodity options, and pooled investment vehicles that provide exposure to the commodities markets.

Consistent with the Investment Objective and subject to any restrictions the Adviser or the Board may impose in writing hereafter:

(a)	The Sub-Adviser shall maintain and furnish to the Adviser such records, periodic and special reports, and other information as the Adviser may reasonably request, and shall assist the Adviser as it may reasonably request in the conduct of the Portfolio’s business, subject to the direction and control of the Adviser and the Board.

(b)	The Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with a Portfolio’s Articles, the Investment Objective, the respective Fund’s Prospectus to the extent applicable and as may be amended from time to time, and the instructions and directions of the Adviser and the Board, and shall comply with the Advisers Act and all rules and regulations thereunder, the Commodity Exchange Act and all rules and regulations thereunder, the Internal Revenue Code of 1986, as amended, and all other applicable U.S. federal and state law and regulations, and with any applicable policies or procedures adopted by the Portfolio and/or the Board.

(c)	The Sub-Adviser shall furnish a continuous investment program for each Portfolio and, in so doing, shall, subject to subparagraph (b) of this Section 1, determine from time to time what investments will be purchased, retained, sold or pledged by the Portfolio, and what portion, if any, of the assets will be invested or held uninvested as cash.

(d)	The Sub-Adviser will keep the Board and the Adviser fully informed on an ongoing basis of all material facts concerning the investment and reinvestment of the assets of the Portfolio and the operations of the Sub-Adviser, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser and/or the Board, and participate in meetings with the Adviser and/or the Board, as reasonably requested, to discuss the foregoing.

(e)	The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

(f)	Unless responsibility for placing orders with respect to transactions in investments or other assets held or to be acquired by the Portfolios has been retained by the Adviser or delegated by the Adviser to another sub-adviser, the Sub-Adviser will place orders with respect to transactions in securities or other assets held or to be acquired by the Portfolio with or through such persons, brokers or dealers chosen by the Sub-Adviser to carry out the policy with respect to brokerage set forth in the Articles or as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws and subject to the following:

(i)	In executing Portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the investment, the price of the investment, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

(ii)	The Sub-Adviser is not authorized to engage in “soft dollar” transactions on behalf of the Portfolios.

(iii)	The Sub-Adviser is authorized to allocate purchase and sale orders for investments to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, the Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(iv)	Whenever the Sub-Adviser deems the purchase or sale of an investment to be in the best interest of the Portfolio as well as other customers, including the Fund, the Sub-Adviser may, to the extent permitted by applicable law and regulations, but shall not be obligated to, aggregate the investments to be so sold or purchased. Allocation of any investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner that it considers to be equitable and consistent with its fiduciary obligations to the Portfolio and, if applicable, to such other customers under the circumstances.

(g)	The Sub-Adviser will at all times manage the Portfolio’s assets in a manner consistent with Section 18(f) of the 1940 Act, Investment Company Act Release No. 10666 (to the extent not superseded), and related SEC guidance pertaining to asset coverage with respect to transactions in commodity index swap agreements and other transactions in derivatives.

(h)	The Sub-Adviser shall serve as an agent of each Portfolio with discretionary authority to negotiate and to effect portfolio transactions and to implement the Investment Objective on behalf and in the name of the Portfolio pursuant to the Sub-Adviser’s determinations directly with any futures commission merchant, broker or dealer in such investments.

(i)	The Sub-Adviser shall serve as an agent of each Portfolio to determine when and how much the Portfolio should borrow, to negotiate the terms of all such borrowings and to borrow, or instruct brokers to borrow, and to execute documents in connection with such borrowing, on behalf and in the name of the Portfolio.

(j)	Upon the Adviser’s or the Portfolio’s request, the Sub-Adviser shall provide from time to time to the Portfolio’s brokers at their designated address a written notice bearing the names and the authenticated signature specimens of the employees of the Sub-Adviser authorized to give instructions to the brokers.

(k)	The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Portfolio shall have any obligations with respect thereto or otherwise arising under the agreement.

(l)	The Sub-Adviser will provide such other services as the Adviser, the Portfolio and the Sub-Adviser may determine to be necessary or appropriate for the management or administration of the Portfolio, and will cooperate with the Portfolio’s service providers, including providing such information as the service providers may require, as is reasonably necessary in the conduct of the Portfolio’s business.

2.	Representations of the Adviser

The Adviser represents, warrants, and agrees as follows:

(a)	The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

(b)	The Adviser is currently in compliance and shall at all times continue to be in compliance with the requirements imposed upon the Adviser by applicable law and regulations.

(c)	The Adviser (i) will be registered as an investment adviser under the Advisers Act prior to the commencement of operation of the Portfolio and thereafter will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

3.	Representations of the Sub-Adviser

The Sub-Adviser represents, warrants, and agrees as follows:

(a)	The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, including complying with all Commodity Futures Trading Commission and National Futures Association registration, reporting, notice, and other requirements applicable to it; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub- Adviser will also promptly notify each Portfolio and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Portfolio(s) or the Sub-Adviser, provided, however, that routine regulatory examinations of the Sub-Adviser shall not be required to be reported by this provision.

(b)	The Sub-Adviser is currently in compliance and shall at all times continue to be in compliance with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

(c)	The Sub-Adviser will submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations and shall promptly provide the Adviser and Portfolio with copies of such information, reports and materials.

(d)	The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate and complete in all material respects as of its filing date, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(e)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(f)	The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Portfolio(s), the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Portfolio or Adviser, as applicable, except as required by rule, regulation or upon the request of a governmental authority.

4.	Duties of the Adviser

The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Portfolio Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with Subsection 1(b) of this Agreement.

5.	Delivery of Documents

The Adviser has delivered a copy of the Articles and the Fund’s Prospectus to the Sub-Adviser and will promptly notify and deliver to it all future amendments and supplements, if any.

The Sub-Adviser has reviewed and may rely on the Articles and the Fund’s Prospectus.

6.	Custody

Unless a Portfolio directs otherwise, the assets of each Portfolio will be maintained in the custody of the Portfolio’s custodian (who shall be identified by the Adviser in writing) (the “Custodian”). Nothing in this Agreement will require the Sub-Adviser to take or receive physical possession of cash, securities, or other investments of the Portfolio. Any fees or charges that may be imposed by the Custodian will be covered by the Portfolio pursuant to the global custody agreement dated December 4, 2014, as amended.

7.	Fees and Expenses

In exchange for its services, the Sub-Adviser will receive a fee from the Adviser pursuant to the terms of the Sub-Advisory Agreement entered into by and between the Advisor and the Sub-Advisor with respect to each Fund based on the average daily net assets of a Fund, including that portion of a Fund’s assets invested in the Portfolio.

8.	Subscription and Withdrawals

The Board may issue and redeem Shares in accordance with the terms set forth in the Articles.

9.	Transaction Procedures

All transactions concerning a Portfolio will be consummated by payment to, or delivery by, the Portfolio, of all cash or securities due to or from the Portfolio.

10.	Non-Exclusivity; Confidentiality of Relationships

The services of the Sub-Adviser to the Adviser and the Portfolio are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

Except as otherwise agreed in writing or as required by law, (i) the Sub-Adviser will keep confidential all information concerning each Portfolio’s and the Fund’s financial affairs; and (ii) the Adviser will keep confidential and for a Portfolio’s and the Fund’s exclusive use and benefit all investment advice furnished by the Sub-Adviser. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative, or other agent of any party) may disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws.

11.	Indemnity and Liability

The Sub-Adviser shall indemnify and hold harmless the Adviser, each Portfolio, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Section 11 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Adviser’s obligations under this Agreement; provided, however, that the Adviser’s obligation under this Section 11 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub- Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

12.	Independent Contractor Status

Except as may be expressly authorized or otherwise stated herein, the Sub-Adviser shall be an independent contractor and not an employee, agent, dependent agent, partner, or joint venturer of the Adviser or a Portfolio; nor shall anything herein be construed as making the Adviser or the Portfolio a partner or co-venturer with the Sub-Adviser or any of its affiliates. Except as may be expressly authorized, the Sub-Adviser shall have no authority to bind, obligate, or represent the Adviser or the Portfolio in any manner.

13.	Delivery of Part 2A of Form ADV

The Sub-Adviser has delivered to the Adviser and the Portfolio a current copy of Part 2A of its Form ADV. The Adviser and the Portfolio acknowledge receipt of such copy prior to the execution of this Agreement.

14.	Duration, Termination and Non-Assignability of the Agreement

The term of this Agreement, with respect to each Portfolio, shall be for the life of the Portfolio unless either party provides nine (9) months written notice of termination in accordance with Section 15 of this Agreement from the terminating party to the other party, provided that this Agreement shall not take effect unless it has first been approved by the Board. A shorter notice period shall be permitted in the event that the Sub-Adviser no longer serves as Sub-Adviser to a Portfolio’s respective Fund. However, no such termination will affect the liabilities or obligations of the parties under this Agreement arising from transactions initiated prior to such termination, including the requirement of the Adviser to pay the Sub-Adviser’s fees through the date of termination. Upon termination of this Agreement with respect to a Portfolio, the Sub-Adviser shall be under no obligation to recommend any action with regard to, or to liquidate, the Portfolio’s investments. The Sub-Adviser retains the right, however, to complete any transactions open as of the termination date and to retain, or to instruct third parties to retain, amounts sufficient to effect such completion. Upon termination, it shall be the Adviser’s exclusive responsibility to issue instructions in writing regarding any assets held by the Sub-Adviser or any third parties. This Agreement is not assignable (within the meaning of the Advisers Act) by either party without the prior consent of the other. The appointment of consultants and sub-investment advisers as described herein shall not constitute the assignment of this Agreement.

15.	Notices

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Adviser or the Sub-Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

16.	Portfolio and Shareholder Liability

The Sub-Adviser hereby agrees that obligations, if any, assumed by the Portfolio pursuant to this Agreement shall be limited in all cases to the Portfolio and its assets. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Board or any individual director of the Portfolio.

17.	Governing Law

This Agreement is made and shall be construed under the laws of the State of Delaware without giving effect to any conflict or choice of law provisions of that State, provided that nothing herein shall be construed in any manner inconsistent with any rule, regulation or order of the SEC.

18.	Consent to Jurisdiction

Each party hereto irrevocably agrees that any suit, action or proceeding against a Portfolio, the Adviser or the Sub-Adviser arising out of or relating to this Agreement shall be subject exclusively to the jurisdiction of the Delaware Judiciary, and each party hereto irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in any such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof registered or certified mail, postage prepaid to their respective addresses as set forth in this Agreement.

19.	Entire Agreement and Severability

This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be amended, modified or waived without the affirmative written consent of the Adviser and the Sub-Adviser effected in accordance with Section 16 of this Agreement except as otherwise noted herein.

If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

20.	Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.	Miscellaneous

The Portfolio and the Adviser each reserve the right to refuse to accept or renew this Agreement, each in its sole discretion and for any reason. This Agreement may only be amended in writing by mutual agreement. All section headings in this Agreement are for convenience of reference only, do not form part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. The Adviser’s failure to insist at any time upon strict compliance with this Agreement or with any of the terms of the Agreement or any continued course of such conduct on its part will not constitute or be considered a waiver by the Adviser of any of its rights or privileges. The Sub-Adviser will notify the Adviser of any change in the members of the Sub-Adviser within a reasonable time after such change occurs.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of this 14th day of July, 2023.

ADVISER

abrdn ETFs Advisors, LLC

By:	/s/ Steven Dunn
Name:	Steven Dunn
Title:	Managing Director

SUB-ADVISER

Vident Advisory, LLC

By:	/s/ Amrita Nandakumar
Name:	Amrita Nandakumar
Title:	President

SCHEDULE A

As of July 14, 2023

Portfolio	Fund
abrdn All Commodity Fund Limited	abrdn Bloomberg All Commodity Strategy K-1 Free ETF
abrdn All Commodity Longer Dated Fund Limited	abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF
abrdn Industrial Metals Fund Limited	abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF